Exhibit 99.2

AMENDMENT TO SECTION 3.4

OF THE BYLAWS OF INTERCEPT, INC.

April 14, 2004

WHEREAS, it has come to the attention of the Board of Directors that the last sentence of Section 3.4 of the Corporation’s Bylaws is inconsistent with Section 14-2-805(d) of the Georgia Business Corporation Code (“GBCC”) to the extent that it could be read to provide that a director elected to fill a vacancy in an existing director position only serves until the next meeting of shareholders, rather than that such director will serve until the end of the unexpired term of his or her predecessor in office;

WHEREAS, pursuant to Section 14-2-206 of the GBCC, the Bylaws may not contain a provision that is inconsistent with the GBCC;

WHEREAS, Section 14-2-805(d) of the GBCC does not provide that it may be modified by the Articles of Incorporation or Bylaws of the Corporation;

WHEREAS, pursuant to the second introductory paragraph of the Bylaws, the Bylaws “are subject to contrary provisions, if any, of the Articles of Incorporation …, the Georgia Business Corporation Code ..., and other applicable law, as in effect on and after the effective date of … [the] Bylaws,” rendering Section 3.4 of the Corporation’s Bylaws ineffective to the extent contrary to Section 14-2-805(d) of the GBCC; and

WHEREAS, pursuant to the authority granted in Section 14-2-1020(a) of the GBCC and to Article Eleven of the Bylaws, the Board wishes to modify the last sentence of Section 3.4 of the Bylaws to eliminate any inconsistency between such sentence and the requirements of the GBCC and to ensure that Section 3.4 of the Bylaws conforms to the GBCC.

NOW, THEREFORE, BE IT HEREBY RESOLVED, that the last sentence of Section 3.4 of the Bylaws is hereby amended and restated in its entirety by the following:

“In accordance with Section 14-2-805(d) of the Georgia Business Corporation Code, a director elected to fill a vacancy:

(i)	in an existing director position shall be elected for the unexpired term of the predecessor in office of such director position; and

(ii)	in a new director position created by reason of an increase in the number of directors shall be elected until the next election of directors by the shareholders if such vacancy is filled by the Board of Directors, and in each case until election and qualification of the successor to such director.”